                                                                    EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT


                                      AMONG


                  RENEX DIALYSIS CLINIC OF SOUTH GEORGIA, INC.,


                                  RENEX CORP.,


                      SOUTH GEORGIA DIALYSIS SERVICES, LLC.


                                       AND


                               MARK G. WOOD, M.D.



                                 MARCH 18, 1998





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                                TABLE OF CONTENTS
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ARTICLE 1. - DEFINITIONS..........................................................................................1
     1.1     ASSETS...............................................................................................1
     1.2     BUSINESS.............................................................................................1
     1.3     BUYER................................................................................................1
     1.4     CLOSING DATE.........................................................................................1
     1.5     COLLATERAL AGREEMENTS................................................................................1
     1.6     COMPANY..............................................................................................1
     1.7     CONTRACTS............................................................................................1
     1.8     DAMAGES..............................................................................................2
     1.9     DISCLOSURE SCHEDULE..................................................................................2
     1.10    ENVIRONMENTAL CLAIM..................................................................................2
     1.11    ENVIRONMENTAL LAW....................................................................................2
     1.12    ERISA ...............................................................................................2
     1.13    FINANCIAL STATEMENTS.................................................................................2
     1.14    GOVERNMENTAL AUTHORITY...............................................................................2
     1.15    HAZARDOUS MATERIAL...................................................................................2
     1.16    HAZARDOUS MATERIAL ACTIVITY..........................................................................3
     1.17    INTANGIBLE RIGHTS....................................................................................3
     1.18    MATERIAL ADVERSE EFFECT..............................................................................3
     1.19    MEMBER...............................................................................................3
     1.20    RENEX ...............................................................................................3
     1.21    ORDINARY COURSE OF BUSINESS..........................................................................3
     1.22    PERMITS..............................................................................................3
     1.23    RELEASE..............................................................................................3
     1.24    TAX OR TAXES.........................................................................................3

ARTICLE 2. - SALE AND PURCHASE OF ASSETS..........................................................................3
     2.1     SALE AND PURCHASE OF ASSETS..........................................................................3
     2.2.    EXCLUDED ASSETS......................................................................................4
     2.3     METHOD OF CONVEYANCE.................................................................................4
     2.4     NO LIENS.............................................................................................4
     2.5     ASSUMPTION OF LIABILITIES............................................................................4

ARTICLE 3. - PURCHASE PRICE AND METHOD OF PAYMENT.................................................................5
     3.1     PURCHASE PRICE.......................................................................................5
     3.2     EFFECTIVE DATE.......................................................................................5

ARTICLE 4. - CLOSING..............................................................................................5
     4.1     CLOSING..............................................................................................5
     4.2     MEMBER AND COMPANY PERFORMANCE AT CLOSING............................................................5
     4.3     BUYER'S PERFORMANCE AT CLOSING.......................................................................6
     4.4     TERMINATION IN ABSENCE OF CLOSING....................................................................7

ARTICLE 5. - REPRESENTATIONS AND WARRANTIES OFTHE COMPANY AND MEMBER..............................................7
     5.1     ORGANIZATION OF COMPANY..............................................................................8
     5.2     MEMBERSHIP INTERESTS.................................................................................8
     5.3     CORPORATE DOCUMENTS..................................................................................8
     5.4     NO SUBSIDIARIES......................................................................................8
     5.5     AUTHORITY............................................................................................8
     5.6     CONSENTS AND APPROVALS...............................................................................8
     5.7     FINANCIAL STATEMENTS.................................................................................8
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     5.8     TITLE TO ASSETS......................................................................................8
     5.9     LIABILITIES..........................................................................................9
     5.10    BUSINESS.............................................................................................9
     5.11    OBLIGATIONS TO AFFILIATES............................................................................9
     5.12    REAL PROPERTY........................................................................................9
     5.13    EMPLOYEE BENEFITS...................................................................................10
     5.14    LABOR AND EMPLOYMENT MATTERS........................................................................11
     5.15    INSURANCE...........................................................................................12
     5.16    CONTRACTS AND COMMITMENTS...........................................................................12
     5.17    INVENTORIES.........................................................................................12
     5.18    EQUIPMENT AND OTHER TANGIBLE PROPERTY...............................................................13
     5.19    PERMITS.............................................................................................13
     5.20    INTANGIBLE RIGHTS...................................................................................13
     5.21    LITIGATION..........................................................................................13
     5.22    COMPLIANCE WITH LAWS................................................................................13
     5.23    ABSENCE OF MATERIAL CHANGES.........................................................................13
     5.24    TAX RETURNS.........................................................................................14
     5.25    ACCOUNTS RECEIVABLE.................................................................................14
     5.26    MEDICARE MATTERS....................................................................................15
     5.27    COMPLIANCE WITH INSTRUMENTS.........................................................................15
     5.28    CONTRACTS WITH PHYSICIANS, HOSPITALS, HMO'S AND THIRD PARTY PAYORS..................................15
     5.29    BROKERS' COMMISSIONS................................................................................15
     5.30    BOOKS AND RECORDS...................................................................................15
     5.31    INSPECTION OF RECORDS...............................................................................15
     5.32    ENVIRONMENTAL LAWS..................................................................................16

ARTICLE 6. - REPRESENTATIONS AND WARRANTIES OF BUYER AND RENEX...................................................16
     6.1     BUYER ORGANIZATION..................................................................................16
     6.2     RENEX ORGANIZATION..................................................................................16
     6.3     AUTHORITY...........................................................................................16
     6.4     CONSENTS AND APPROVALS..............................................................................16
     6.5     BROKERS' COMMISSIONS................................................................................16

ARTICLE 7. - OBLIGATIONS PRIOR TO CLOSING........................................................................16
     7.1     OPERATION OF BUSINESS...............................................................................16
     7.2     ACCESS TO BOOKS AND RECORDS.........................................................................17
     7.3     NEGATIVE COVENANTS..................................................................................17
     7.4     AFFIRMATIVE COVENANTS...............................................................................18
     7.5     CONSUMMATION OF TRANSACTIONS........................................................................18
     7.6     NO NEGOTIATIONS.....................................................................................19
     7.7     DAMAGE OR DESTRUCTION OF ASSETS.....................................................................19
     7.8     COMPANY EMPLOYEES...................................................................................19
     7.9     ACCESS TO RECORDS...................................................................................19
     7.10    LEASES FOR FACILITIES...............................................................................19

ARTICLE 8. - CONDITIONS PRECEDENT TO THE CLOSING.................................................................20
     8.1     CONDITIONS TO OBLIGATIONS OF BUYER AND RENEX........................................................20
     8.2     CONDITIONS TO OBLIGATIONS OF THE COMPANY AND MEMBER ................................................20

ARTICLE 9. - POST-CLOSING OBLIGATIONS............................................................................21
     9.1     SURVIVAL OF THE CLOSING.............................................................................21
     9.2     FURTHER ASSURANCES..................................................................................21
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     9.3     INDEMNIFICATION BY THE COMPANY AND THE MEMBER.......................................................21
     9.4     INDEMNIFICATION BY THE BUYER AND RENEX..............................................................22
     9.5     NON-COMPETITION AGREEMENT...........................................................................23
     9.6     PUBLICITY...........................................................................................23
     9.7     CONFIDENTIALITY.....................................................................................24
     9.8     ....................................................................................................24

ARTICLE 10. - MISCELLANEOUS......................................................................................24
     10.1    COSTS AND EXPENSES..................................................................................24
     10.2    REMEDIES............................................................................................24
     10.3    DISCLOSURE SCHEDULE.................................................................................24
     10.4    ATTORNEYS' FEES.....................................................................................25
     10.5    RISK OF LOSS........................................................................................25
     10.6    ASSIGNMENT AND AMENDMENT OF AGREEMENT...............................................................25
     10.7    NOTICES.............................................................................................25
     10.8    ENTIRE AGREEMENT....................................................................................25
     10.9    WAIVER..............................................................................................25
     10.10   GOVERNING LAW.......................................................................................25
     10.11   COUNTERPARTS........................................................................................26
     10.12   CAPTIONS............................................................................................26
     10.13   SUCCESSORS AND ASSIGNS..............................................................................26
     10.14   INTERPRETATION......................................................................................26
     10.15   SEVERABILITY........................................................................................26
     10.16   RIGHTS OF THIRD PARTIES.............................................................................26

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                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of the 18th day of March, 1998 by and between RENEX DIALYSIS CLINIC OF SOUTH GEORGIA, INC., a Georgia corporation, RENEX CORP., a Florida corporation, SOUTH GEORGIA DIALYSIS SERVICES, LLC., a Georgia limited liability company and MARK G. WOOD.

                                R E C I T A L S

               A. The Company owns and operates four (4) dialysis clinics located in South Georgia through which it provides various forms of kidney dialysis treatments and related services;

               B. Buyer desires to purchase certain of the Company's assets related to the Business and the Company desires to sell such assets, upon the terms and subject to the conditions set forth herein.

               C. The Member currently owns an aggregate of 18.346% of the outstanding membership interests of the Company and has the contractual right to acquire (or cause the Company to redeem) an additional 79.616% of the outstanding membership interests of the Company prior to the Closing and as such, will receive an indirect benefit from the consummation of the transactions contemplated herein;

               D. The parties desire to make certain representations, warranties and agreements in connection with this Agreement and also to prescribe various conditions to the Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                            ARTICLE 1. - DEFINITIONS
                            ------------------------

               All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

               1.1 ASSETS - shall mean the tangible and intangible property being sold to the Buyer that are listed in Section 2.1 herein and specifically excluding those items defined as Excluded Assets in Section 2.2 herein.

               1.2 BUSINESS - shall mean the provision of kidney dialysis treatments and related services and supplies through four (4) dialysis clinics located in Thomasville, GA, Camilla, GA, Bainbridge, GA and Quitman, GA, respectively.

               1.3 BUYER - shall mean RENEX DIALYSIS CLINICS OF SOUTH GEORGIA, INC., a Georgia corporation.

               1.4 CLOSING DATE - shall mean March 24, 1998 at 11:30 a.m., or such other date as may be agreed upon in writing by all parties hereto.

               1.5 COLLATERAL AGREEMENTS - shall mean and include any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement.

               1.6 COMPANY - shall mean SOUTH GEORGIA DIALYSIS SERVICES, LLC, a Georgia limited liability company.

               1.7 CONTRACTS - shall mean and include any and all contracts, agreements understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits, including such Contracts listed on Schedule 1.7 to the Disclosure Schedule.

               1.8 DAMAGES - shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all reasonable attorneys' fees and costs actually incurred, and interest accruing on such Damages.

               1.9 DISCLOSURE SCHEDULE - shall mean the Disclosure Schedule prepared by the Member and the Company in connection with this Agreement.

               1.10 ENVIRONMENTAL CLAIM - shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent, decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, a violation of any Environmental Law, (b) in connection with any Hazardous Material, Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material, Environmental law or other order of a Governmental Authority, or (d) from any damage, injury, threat or harm to health, safety, natural resources or the environment.

               1.11 ENVIRONMENTAL LAW - shall mean any current legal requirement whether federal, state or local pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material (e) the management, treatment, disposal or handling of medical waste, or (e) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601, et seq., Solid Waste Disposal Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401, et seq., Toxic Substance Control Act of 1976, 15 U.S.C. ss. 2601, et seq., Hazardous material Transportation Act, 49 U.S.C. App. ss. 1801, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss. 651, et seq., Oil Pollution act of 1990, 33 U.S.C. ss. 2701, et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001, et seq., National Environmental Policy Act of 1969, 42 U.S.C. ss. 4321, et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ss. 300(f), et seq., any similar, law, and any amendment, rule, regulation, order or directive issued thereunder prior to the Closing.

               1.12 ERISA - shall mean the federal Employment Retirement Income Security Act of 1974, as amended.

               1.13 FINANCIAL STATEMENTS - shall mean the Company's unaudited consolidated Financial Statements consisting of balance sheet as of December 31, 1997 and a statement of income for the year ended December 31, 1997, which do not include footnotes, and the unaudited interim financial statements, consisting of a balance sheet as of January 31, 1998 and a statement of income for the one (1) month ended January 31, 1998 which do not include footnotes, all as attached to the Disclosure Schedule as Schedule 1.13.

               1.14 GOVERNMENTAL AUTHORITY - shall mean and include the United States of America, and any commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

               1.15 HAZARDOUS MATERIAL - shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) any medical waste, (b) asbestos, polychlorinated biphyenls and petroleum (including crude oil or any fraction thereof) and (c) any such material classified or regulated as "hazardous" or "toxic" pursuant to CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous an Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401, et seq., Toxic substances Control Act of 1976, 15 U.S.C. ss. 2601, et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. ss. 1801, et seq.

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               1.16 HAZARDOUS MATERIAL ACTIVITY - shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

               1.17 INTANGIBLE RIGHTS - shall mean and include any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties owned by the Company that are necessary or customarily used by the Company in the operation of its Business, including the Intangible Rights listed on Schedule 1.17 to the Disclosure Schedule .

               1.18 MATERIAL ADVERSE EFFECT - shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, conditions (financial or otherwise) or prospects of the Company which is materially adverse to the Business taken as a whole.

               1.19    MEMBER - shall mean MARK G. WOOD, M.D.

               1.20    RENEX - shall mean RENEX CORP., a Florida corporation.

               1.21 ORDINARY COURSE OF BUSINESS - shall mean the conduct and operation of the Business of the Company only in the manner in which it conducted and operated such Business during the year ended December 31, 1997 and the two months ended February 28, 1998, following its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for inventory, equipment, maintenance, insurance, rentals, and other ordinary Business purposes whether reflected in the Financial Statements, or otherwise.

               1.22 PERMITS - shall mean and include any and all permits, provider numbers, certificates of need, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted, including the Permits listed on Schedule 1.22 to the Disclosure Schedule.

               1.23 RELEASE - shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material or medical waste.

               1.24 TAX OR TAXES - shall mean any federal, state, local or foreign, income, gross receipt, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                    ARTICLE 2. - SALE AND PURCHASE OF ASSETS
                    ----------------------------------------

               2.1 SALE AND PURCHASE OF ASSETS - On the terms and subject to the conditions of this Agreement, on the Closing Date, the Company shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, the following Assets owned by the Company as of the Closing Date and used by the Company in its Business:

                       (a) All inventories and other materials, including all inventory in transit or on order and not yet delivered;

                       (b) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible personal property used by the Company in the Business, including the items which are listed on
Schedule 2.1(b) to the Disclosure Schedule;

                       (c) All proprietary knowledge, trade secrets, doctor lists, referral lists, Contracts, technical information, quality control data, processes (whether secret or not), methods and other similar proprietary know how or rights used in the conduct of the Business;

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                       (d) The Business as a going concern and all of its
assignable franchises, Permits, insurance policies, licenses, telephone numbers, customer lists, vendor lists, advertising material and data, restrictive covenants and similar obligations owing to the Company concerning the Business, together with all books, computer software, files, papers, records, and other data relating to the Business; and

                       (e) All other intangible property used by the Business

               2.2. EXCLUDED ASSETS - the following assets are specifically excluded from the Assets being sold to the Buyer (the "Excluded Assets"):

                       (a) All real estate and buildings owned or used by the Company or the Business and any lease agreements and proceeds relating to real estate not included in the leases referred to in Section 4.3(g);

                       (b) All cash and investments owned by the Company;

                       (c) All accounts and other receivables and reimbursements relating to any period prior to the Closing, including without limitation, charges due but unpaid for patient services of any nature, rebates or refunds (including Medicare or Medicaid benefits, insurance, travel or other rebates and reimbursements), whether or not a claim has been made as of Closing; and

                       (d) All non-operating assets owned or used by the Company, if any, as of the Closing.

                       (e) The name "South Georgia Dialysis Services, LLC."

                       (f) Accounting and medical management software as referred to on Schedule 1.17 on the Disclosure Schedule.

               2.3 METHOD OF CONVEYANCE - The sale, transfer, conveyance, assignment, and delivery by the Company of the Assets to the Buyer in accordance with Section 2.1 hereof shall be through the delivery of a duly executed Bill of Sale in the form set forth on Schedule 4.2(a) of the Disclosure Schedule, as well as various assignments of leases, contracts and other matters as deemed reasonably necessary and appropriate by Buyer's counsel.

               2.4 NO LIENS - The Company shall transfer good and marketable title to the Assets to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encumbrances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever.

               2.5 ASSUMPTION OF LIABILITIES - Except as expressly set forth on
Schedule 2.5 to the Disclosure Schedule and as provided in the Assignment and Assumption Agreements and in Section 3.1 below, Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, which is not expressly assumed by Buyer, all of which the Company agrees to retain including, but not limited to: (a) all trade accounts payable; (b) the Company's payroll expenses; (c) the Company's indebtedness for borrowed money; (d) any liability of the Company for Taxes; (e) any liability of the Company in connection with any employee benefit plan or program including, without limitation, any liability of the Company under ERISA, paid time off and separation allowance (provided however, Renex shall not require the Company to pay any severance to any of its employees; (f) any liability of the Company under any Federal, state or local law, rule, regulation, ordinance, program or permit relating to health, safety, Hazardous Waste and other Environmental matters, (g) any medical malpractice or other liability claims for the provision of services by the Company or its employees and agents, (h) any product liabilities pertaining to any products sold, manufactured or otherwise performed or services rendered prior to the Closing Date, (i) any claims by any Governmental Authority, including the Health Care Financing Administration, whether as a result of any violations of Medicare or Medicaid laws, rules, regulations or orders or otherwise; or (j) any liability for services provided by the Company, under any Contract or otherwise, arising prior to the Closing Date. The Company agrees to satisfy and discharge, as the same shall become due, all obligations and liabilities of the Company not specifically assumed by Buyer hereunder.

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                ARTICLE 3. - PURCHASE PRICE AND METHOD OF PAYMENT
                -------------------------------------------------

               3.1 PURCHASE PRICE - As consideration for the Assets purchased by the Buyer, and subject to compliance by the Company and Members with their warranties and undertakings contained in this Agreement, Buyer shall pay to the Company the purchase price of $4.5 million (the "Purchase Price") payable in cash by wire transfer of immediately available funds at closing, subject to any adjustment as provided in Sections 7.7 or 8.1(a) herein. In addition, Renex and Buyer shall assume all remaining liabilities and obligations relating to: (a) the four (4) leases initially with Morcroft Capital (including, without limitation rental or lease payments), (b) any medical and other supplies and other inventories of materials included in the Assets that were in transit or on order and not received as of the Closing (including without limitation the purchase price and shipping charges) and (c) any other operating Contracts that are included in the Assets acquired by Buyer. Buyer and Renex shall use their best efforts following the Closing Date to cause the Company and the Member to be released from liability to the other parties to the leases described in 3.1(a) above.

               3.2 EFFECTIVE DATE - The operation of the Assets, the income and expenses attributable thereto up to 12:01 A.M. on the Closing Date shall, except as otherwise expressly provided elsewhere in this Agreement, be for the account of the Company and after 12:01 A.M. on the Closing Date shall be for the account of Buyer. Expenses such as power and utility charges, personal property taxes, lease rents, prepaid expenses, and similar prepaid and deferred items, together with payroll expenses for employees who are hired by the Buyer, shall be prorated between the Company and Buyer as of the Closing Date. All prorations and adjustments shall be made and paid insofar as feasible on the Closing Date, and if not feasible, no later than thirty (30) days following the Closing Date.

                              ARTICLE 4. - CLOSING
                              --------------------

               4.1 CLOSING - Subject to the terms and conditions of this Agreement, the Closing shall take place at 11:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Lanigan & Associates, Thomasville, Georgia.

               4.2 MEMBER AND COMPANY PERFORMANCE AT CLOSING - At or prior to the Closing, the Member and the Company shall deliver, or cause to be delivered, to Buyer:

                       (a) a duly executed Bill of Sale in the form attached to the Disclosure Schedule as Exhibit 4.2(a);

                       (b) a certificate duly executed by the Member and the manager of the Company to the effect that:

                           (i) all of the representations and warranties made by
Members and the Company in this Agreement are true and correct in all material respects as of the Closing Date, except for such representations and warranties that by their terms are as of another date, or if not true and correct as of the Closing Date the specific details as to which representations and warranties are not true and correct as of the Closing Date;

                           (ii) none of the covenants made by Members and the
Company in this Agreement have been breached in any material respect as of the Closing Date or if any covenants were breached in any material respect, the specific details of such breaches; and

                           (iii) there have been no Material Adverse Effect on
the financial condition or financial position of the Company since the date of the Financial Statements, through the Closing Date or if there has been a Material Adverse Effect, the specific details of such Material Adverse Effect;

                       (c) all consents to the transactions of third parties that are required to be obtained by the Company as listed on Schedule 4.2 (c) to the Disclosure Schedule;

                       (d) all approvals and consents of all appropriate state and federal regulatory agencies that are required to be obtained by the Company as listed on Schedule 4.2 (d) to the Disclosure Schedule;

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




                       (e) a certified copy of the actions taken by the Company, and its members authorizing and approving this Agreement and the transactions contemplated by it;

                       (f) all Assignment and Assumption Agreements for all Contracts listed on Schedule 1.7 to the Disclosure Schedule, such Assignment and Assumption Agreements in the form of Exhibit 4.2(f) to the Disclosure Schedule;

                       (g) a certificate of incumbency duly executed by the Company's secretary in the form of Exhibit 4.2(g) to the Disclosure Schedule;

                       (h) possession of the Assets and all originals and copies of all agreements, instruments, documents, books, records, files, and other data and information within the possession of the Company that are included in or pertain to the Assets;

                       (i) a Medical Director's Employment Agreement executed by MARK G. WOODS, M.D. substantially in the form attached to the Disclosure Schedule as Exhibit "4.2(i)" to the Disclosure Schedule, whereby MARK G. WOODS, M.D. shall agree to be employed by the Buyer, following the Closing, as its Medical Director;

                       (j) any and all assignments or other instruments of conveyance necessary to vest good and marketable title in and to the Assets in Buyer;

                       (k) an opinion of counsel substantially in the form of
Exhibit 4.2(k) to the Disclosure Schedule

               4.3 BUYER'S PERFORMANCE AT CLOSING - At or prior to Closing, Buyer and Renex, shall deliver or cause to be delivered to the Company the following:

                       (a) The cash to close as required in Section 3.1;

                       (b) a certificate executed by an officer of Buyer and Renex to the effect that all of the representations and warranties made by Buyer and Renex in this Agreement are true and correct as of the Closing Date;

                       (c) Secretary's certificate that Buyer's and Renex's boards of directors approved consummation of the transaction;

                       (d) certificates of incumbency duly executed by the Buyer's and Renex's respective secretaries;

                       (e) the Medical Director Agreement executed by Buyer;

                       (f) an opinion of counsel in form and substance satisfactory to the Company and its counsel that:

                           (i) the Buyer and Renex have been duly incorporated
and are validly existing and in good standing under the laws of the State of Georgia and Florida respectively, and are duly qualified to do business and are in good standing in each jurisdiction in which the character and location of the properties owned by them or the nature of the business transacted by them makes such qualification necessary.

                           (ii) the Buyer and Renex have the full power to
conduct their business as presently conducted and to execute and deliver this Agreement and to perform their obligations hereunder;

                           (iii) the Buyer and Renex have authorized the
execution, delivery and performance of the Agreement by all necessary corporate action.

                           (iv) the execution and delivery of the Agreement,
performance by the Buyer and Renex of their obligations under the Agreement and the exercise by the Buyer and Renex have of the rights created by the Agreement do not: (A) violate their respective Articles of Incorporation or by-laws; (B) constitute a breach of or a default under any agreement or instrument to which they are a party or by which they or their assets are bound, or result in the creation of a mortgage, security interest or other encumbrance upon the assets of the Buyer and Renex; (C) violate any judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on the Buyer and Renex or their assets; (D) to the best of such counsel's knowledge, violate any Federal or state law, rule or regulation;

                           (v) the Agreement and the Collateral Agreements are
valid and binding obligations of Renex and the Buyer, enforceable against them in accordance with the laws of the State of Florida if such laws were applicable to the enforcement of such agreements.

                       (g) Leases of the four (4) buildings owned and used by the Company, in the form of Exhibit 4.3(g) to the Disclosure Schedule, executed by Buyer and guaranteed by Renex;

                       (h) Assignment and Assumption Agreements relating to the Contracts included in the Assets in the form of Exhibit 4.2(f) to the Disclosure Schedule, executed by Buyer and guaranteed by Renex;

               4.4     TERMINATION IN ABSENCE OF CLOSING -

                       (a) TERMINATION - If by the close of business on the Closing Date, the Closing has not occurred, then any party may thereafter terminate this Agreement by written notice to the other parties hereto, without liability to, any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its obligations, representations, warranties or covenants or other provisions of this Agreement; or (ii) the failure of such party to perform its obligations hereunder, including without limitation the obligations to close if all conditions to its obligations to close are met prior to or at the Closing Date. In such event, the defaulting party shall be liable to all other parties for all Damages incurred by the non-defaulting parties, including but not limited to all expenses, costs and reasonable attorney fees actually incurred in due diligence, negotiation of this Agreement, the drafting of this Agreement and all Collateral Agreements and otherwise representing such non-defaulting parties.

                       (b) TERMINATION BY BUYER AND RENEX - This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer or Renex, if:

                                (i) fraud on the part of the Company or the
Member in any representation or warranty made herein for the benefit of Buyer and Renex or in any certificate, schedule or document required to be furnished to Buyer and Renex at Closing pursuant to this Agreement is untrue; or

                                (ii) a material misrepresentation on the part of
the Company of the Company's inability to deliver title to the assets.

In the event that Buyer and Renex terminates this Agreement in accordance with the provisions contained in this Section 4.4(b), except where the failure to deliver title relates to the inability to obtain the necessary consents to transfer from a third party, (including any Governmental Authority) then the Company shall be liable to Buyer and Renex for all Damages incurred by Buyer and Renex .

                 ARTICLE 5. - REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND MEMBER

               The Member and the Company represent and warrant to Buyer and Renex that the representations and warranties contained in this Article 5 are true and correct as of the date hereof and as of the Closing Date, except with respect to any representation or warranty that by its terms relates to a specific date:

               5.1 ORGANIZATION OF COMPANY - The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power to own, manage, lease and hold its assets and engage in its businesses where such assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

               5.2 MEMBERSHIP INTERESTS - The Member is a member of the Company holding an aggregate of 18.346% of the membership interests of the Company. The member has the contractual right, subject to approval by NationsBank, to acquire (or cause the Company to redeem) prior to the Closing an additional 79.616% of the membership interests of the Company. Except as provided on Schedule 5.2 to the Disclosure Schedule, there are no operating agreements, voting trust agreement or any other agreements restricting the membership interests which would prohibit the consummation of the transaction contemplated hereby. Except as provided on Schedule 5.2 to the Disclosure Schedule, the Company has not authorized and there is not outstanding as of the date hereof, any options, warrants or other rights to purchase any membership interests in the Company.

               5.3 CORPORATE DOCUMENTS - The Articles of Organization and Operating Agreement of the Company attached as Exhibit 5.3 to the Disclosure Schedule are true and correct as of the date hereof. The Membership and minute books of the Company that have been made available to Buyer for review contain a complete and accurate record of all Members of the Company and all significant actions of the Members and directors (and any committees thereof) of the Company.

               5.4 NO SUBSIDIARIES - The Company does not have any subsidiaries or any interest or investment, direct or indirect, and has no commitment to purchase any interest or make any investment in, any other corporation, partnership, joint venture or other business enterprise or entity. The Company's Business has not been conducted through any direct or indirect subsidiary or affiliate of the Company or the Members.

               5.5 AUTHORITY - The Company and the Member have full power and authority (or capacity as applicable) to enter into this Agreement and, subject to obtaining the approval of the other members of the Company, to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreement executed in connection with the Closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their terms. Except as provided on
Schedule 5.5 to the Disclosure Schedule, no consent of any Federal, state, municipal or other Governmental Authority is required for the execution, delivery or performance of this Agreement.

               5.6 CONSENTS AND APPROVALS -Except as provided on Schedule 5.6 to the Disclosure Schedule, no filing with and no Permit, authorization, consent or approval of, any public or Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

               5.7 FINANCIAL STATEMENTS - Except as provided on Schedule 5.7 to the Disclosure Schedule, the Financial Statements attached to the Disclosure Schedule are correct and complete and present fairly in all material respects, the financial condition of the Company as of the date of such balance sheets and the results of its operations for the periods of such statements of operations and have been prepared on a consistent basis with all prior periods in accordance with generally accepted accounting principles ("GAAP"), except that none of the Financial Statements contain the footnote disclosures and, with respect to the interim financial Statements, are subject to normal year end adjustments. Except as provided on Schedule 5.7 to the Disclosure Schedule, since the date of the interim Financial Statements, there has been no Material Adverse Effect in the assets, liabilities, business, operations or condition, financial or otherwise, of the Company from that shown on the Financial Statements. The Company and Member represent that the unaudited Financial Statements and books and records can be audited in accordance with GAAP.

               5.8 TITLE TO ASSETS - The Disclosure Schedule contains a list of all tangible and intangible Assets related to the Business which are to be sold to Buyer. Except as provided on Schedule 5.8 to the Disclosure Schedule, the Company has good and marketable title to the Assets, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever. The Assets listed on the Disclosure

Schedule represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof and at the Closing Date will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

               5.9 LIABILITIES - As of the date hereof, the Company had no liabilities, fixed or contingent, which are not fully shown or provided for in the Financial Statements or as otherwise listed in Schedule 5.9 to the Disclosure Schedule. -Except as provided on Schedule 5.9 to the Disclosure Schedule, all liabilities of the Company were incurred in the Ordinary Course of Business.

               5.10 BUSINESS - Neither the Company, nor the Member, have any direct or indirect interest, investment or commitment to purchase any interest or make an investment in any other corporation, partnership, joint venture or other business (except of not more than one (1%) percent of the securities of a publicly traded entity) in which a portion of such operations are similar to the Business.

               5.11 OBLIGATIONS TO AFFILIATES - Except as set forth on Schedule
5.11 to the Disclosure Schedule, the Company is not a party to any agreement with, and does not owe any amount or have any commitment to the Members or any of their respective directors, officers, employees, consultants or affiliates, and none of such persons owe any amounts to the Company.

               5.12 REAL PROPERTY -

                    (a) The descriptions set forth in Schedule 5.12 to the Disclosure Schedule are true and complete descriptions of all real property owned by the Company which are to be leased to the Buyer in accordance with
Section 7.10 herein (the "Real Property"). The Company has good record and marketable title in fee simple to the Real Property, free and clear of all encumbrances other than (i) easements and restrictions of record, (ii) real and personal property taxes and assessments becoming due and payable after the Closing, (iii) building and zoning laws, ordinances and regulations and (iv) those matters disclosed in Schedule 5.12 to the Disclosure Schedule.

                    (b) All of the buildings, structures, improvements and appurtenances situated on the Real Property are in substantially good operating condition and substantially a good state of repair, reasonable wear and tear excepted.

                    (c) To the knowledge of the Company and the Member and the Real Property (during the time owned or leased by the Company) have been and presently are, in compliance with all applicable Environmental Laws. The Company has not, and has no knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Real Property that is in violation of any Environmental Law; To the Knowledge of the Company and the Member, the Real Property is not adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property. The Company has not used the Real Property for, and to the knowledge of the Member or the Company, the Real Property does not contain any: (A) underground storage tank, (B) landfill or dump, or (C) site, on or nominated for, the national priority list promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law. To the knowledge of the Company or the Member, the Company and the Business have no liability for response or corrective action, natural resource damage or other harm pursuant to any Environmental Law. The Company, has no notice or knowledge of, and to the knowledge of the Company and the Member is not required to give any notice of, any Environmental Claim involving the Business or the Real Property; to the knowledge of the Company or the Member, there are no conditions or occurrences at the Real Property which could form the basis for an Environmental Claim against the Company, the Business Seller or any Real Property. To the knowledge of the Company or the Member, there are no conditions or circumstances at the Real Property which pose a risk to the environmental or the health or safety of persons. The Company has provided or otherwise made available to the Buyer all material environmental records prepared for or required by any Environmental Laws concerning the Real Property.

                    (d) Except as set forth on Schedule 5.12, none of the Real Property is subject to any lease or rights of possession by any other person or entity. Following the Closing, subject to the terms of the Leases, the Buyer shall have right to exclusively occupy the portions of the Real Property being leased to Buyer, free and clear of all possessory claims.

                    (e) the Real Property comply in all material respects with applicable building and zoning laws, ordinances, codes and regulations, and all applicable restrictions or covenants materially affecting them. There are no claims by any governmental body pending or, to the knowledge of the Company or the Member, threatened against the Company or the Real Property alleging a violation of any law or any building, zoning, or other ordinance, code, or regulation affecting the Real Property. There is not pending or, to the knowledge of the Company or the Member, threatened, any proceeding or government action to condemn or take by the power of eminent domain or to classify as a landmark or to impose a special assessment on any Real Property.

               5.13    EMPLOYEE BENEFITS PLANS -

                    (a) Attached to the Disclosure Schedule as Schedule 5.13, is a description of all employee benefit plans sponsored, maintained, or contributed to, by the Company for the benefit of the Company's employees or has been sponsored, maintained or contributed to anytime during the Company's existence, including the following plans:

                                (i) each employee benefit plan as such term is
defined in ss. 3(3) of ERISA, including but not limited to employee benefit plans which are not subject to the provisions of ERISA (collectively referred to as "Plans");

                                (ii) each written personnel policy, stock option
plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement and each other written employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.13(i) above ("Benefit Programs").

                       (b) True, correct and complete copies of each of the Plans, related trusts and Benefit Programs, including all amendments thereto, have been furnished to Renex and Buyer.

                       (c) There has been furnished to Renex and Buyer, with respect to all Plans or Benefit Programs required to comply with ERISA, all reports and summary plan descriptions. Except as otherwise set forth in the Disclosure Schedule:

                                (i) the Company does not contribute to or have
any obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of ss. 3(37) of ERISA ("Multi-Employer Plan") or a multiple employer plan within the meaning of ss. 413(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code");

                                (ii) the Company has performed all obligations
due to be performed prior to the date hereof, whether arising by operation of law or by contract required to be performed by it in connection with the Plans and Benefit Programs and to the knowledge of the Company and the Member, there have been no defaults or violations by any other party to the Plans or Benefit Programs.

                                (iii) all reports and disclosures relating to
the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner and each Plan and each Benefit Program has been administered in compliance with its governing documents;

                                (iv) each of the Plans intended to be qualified
under ss. 401 of the Code satisfies the requirements of the Code and has received a favorable determination letter from the Internal Revenue Service regarding such status and has not, since receipt of the most recent favorable determination letters, been amended or operated in a way which could adversely affect such qualified status;

                                (v) there are no actions, suits, or claims
pending (other than routine claims for benefits) or to the knowledge of the Company and the Member, threatened against or with respect to, any of the Plans, Benefit Programs or their respective assets;

                                (vi) all contributions required to be made to
the Plans and Benefit Programs pursuant to their respective terms and provisions and applicable law have been timely made;

                                (vii) as to any Plan subject to ERISA, no event
or condition which presents a risk of Plan termination or accumulated funding deficiency within the meaning of ss. 302 of ERISA or ss. 412 of the Code has occurred. No reportable event within the meaning of ss. 4043 of ERISA has occurred, no notice of intent to terminate the Plans has been given, no proceeding to terminate the Plan has been instituted, there has been no termination of the Plan and no liability to the Pension Benefit Guaranty Corporation has been incurred;

                                (viii) to the knowledge of the Company and the
Member, none of the Plans or their trustees has engaged in any prohibited transactions or party in interest transactions as such terms are defined in ss. 4975 of the Code and ss. 406 of ERISA;

                                (ix) there is no matter pending with respect to
any Plan or Benefit Program before the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation;

                       (d) Except as otherwise set forth on the Disclosure Schedule, neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will:

                                (i) entitle any current or former employee of
the Company to severance pay, unemployment compensation or any similar payment all of which if payable shall be paid by the Company;

                                (ii) accelerate the time of payment or vesting
or cause any increase in the amount of any compensation due to any such employee or former employee; or

                                (iii) directly or indirectly result in any
payment made to or on behalf of any person to constitute a parachute payment within the meaning of ss. 280B of the Code.

               5.14 LABOR AND EMPLOYMENT MATTERS - Except as set forth in
Schedule 5.14 to the Disclosure Schedule:

                       (a) The Company is presently, and has at all times been, in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the following: The Fair Labor Standards Act ("FLSA"), the Immigration and Control Act ("IRCA"), the Workers Adjustment and Retraining Notification Act ("WARN"), the Americans with Disabilities Act ("ADA") and such laws respecting employment discrimination, equal opportunity, affirmative action, workers compensation, occupational safety and health requirements and unemployment insurance and related matters.

                       (b) No investigation or review by, or before, any Governmental Authority is pending, nor to the knowledge of the Company and the Member, is any investigation threatened, or has any investigation occurred during the last three (3) years and no Governmental Authority has provided any notice to the Company or the Member asserting an intention to conduct any such investigation.

                       (c) The Company does not have any (i) material controversies between it and its employees, (ii) unresolved labor lien, grievances or organization efforts; or (iii) unfair labor practices or labor arbitration proceedings pending or to the knowledge of the Company and the Member, threatened.

                       (d) The Company is not a party to any agreement and has not established any policy or practice requiring the Company to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services.

                       (e) The Company has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts which have not yet become payable in accordance with the Company's customary practices.

                       (f) Schedule 5.14 to the Disclosure Schedule sets forth by number and employment classification the number of employees of the Company as of the date hereof. Except as set forth on the Disclosure Schedule, none of such employees are subject to collective bargaining agreements with the

Company. The Company has not, nor at any time had, or to the knowledge of the Company and the Member, been threatened with, any work stoppages or other labor disputes or controversies with respect to its employees.

               5.15 INSURANCE - Schedule 5.15 to the Disclosure Schedule contains a list of all policies of insurance owned by the Company, and the amounts of such coverage of each policy, all premiums on such policies or renewals thereof having been paid, for policy periods through the date hereof ( and will be through the Closing Date). The Company has previously delivered copies of all such insurance policies and proof of payment of such premiums to the Buyer.

               5.16 CONTRACTS AND COMMITMENTS - Except as set forth on Schedules
1.7 or 5.16 to the Disclosure Schedule, the Company is not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                       (a) contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                       (b) contracts with any labor union;

                       (c) continuing contracts for the future purchase of materials, supplies or equipment, at a cost of $10,000 or more, or to be delivered more than ninety (90) days after the date hereof;

                       (d) continuing contracts for the future provision of its services;

                       (e) distribution or agency contracts, franchise contracts, or advertising commitments, which cannot be terminated without further liability to the Company upon no more than thirty (30) days' notice;

                       (f) pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                       (g) leases under which it is lessor or lessee;

                       (h) underwriting agreements or agreements with a broker or finder;

                       (i) consulting agreements;

                       (j) contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                       (k) Any other contract, agreement, or commitment involving $10,000 or more or which is not terminable without further liability to the Company upon no more than thirty (30) days' notice. There have been delivered to Buyer true and correct copies of each of the Contracts listed in the Disclosure Schedule. Except as set forth on Schedule 5.16 to the Disclosure Schedule, all of the Contracts listed on Schedule 5.16 are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts and are assignable to Buyer; provided, however, neither the Company nor the Member makes any representation or warranty with respect to whether any or all Medicare licenses or provider numbers or approvals can be assumed by Buyer or Renex. Buyer and Renex shall be responsible for seeking any such assignments or approvals (or issuances of new numbers where required) and the Company and Member shall cooperate and execute such documents as are reasonably required. The Company has performed all material obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. To the knowledge of the Company and the Member no other party to any such Contract is in default with the terms thereof. Except as set forth on Schedule 5.16 to the Disclosure Schedule, none of the Contracts listed on Schedule 5.16 were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

               5.17 INVENTORIES - The inventory of the Company as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity substantially consistent with normal inventory levels of the Company and be useable and saleable in the Ordinary Course of Business for the purposes for which intended.

               5.18 EQUIPMENT AND OTHER TANGIBLE PROPERTY - The Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property related to the Business and included in the Financial Statements or as listed in any schedule to the Disclosure Schedule and which are included in the Assets shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in general good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.

               5.19 PERMITS - The Company has all material Permits necessary to own, operate, use and/or maintain its Assets and the Business in all locations where the Company conducts such Business, all of which Material Permits are listed on Schedule 5.19 to the Disclosure Schedule. Without limiting the generality of the foregoing, the Company is certified as a provider under all applicable Medicare and Medicaid programs to the extent required to be so certified. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. No proceeding is pending or to the knowledge of the Company or the Member, threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any material Permit which could substantially and adversely affect the ability of the Company own, operate, use or conduct the Business currently operated.

               5.20 INTANGIBLE RIGHTS - Listed on Schedule 1.17 to the Disclosure Schedule are all of the material Intangible Rights owned or used by the Company in its Business. The Company is the legal and equitable owner or has the right to use all of the Intangible Rights listed on the Disclosure Schedule. To the knowledge of the Company and the Member, the conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and the Company is not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others. Except as set forth on Schedule 5.20 to the Disclosure Schedule, the Intangible Rights listed on Schedule 1.17 are fully assignable to the Buyer in accordance with the terms of this Agreement.

               5.21 LITIGATION - Except as set forth on Schedule 5.21 to the Disclosure Schedule, there are no actions, suits, proceedings or investigations, either administrative or judicial (whether or not on behalf of the Company) pending or, to the knowledge of the Company or the Member, threatened against or affecting the Company, its properties or which involve the possibility of any judgment or liability not fully covered by insurance. The Company is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority.

               5.22    COMPLIANCE WITH LAWS -

                       (a) To the best of the knowledge of the Company and the Member, the Company is and has been in compliance in all material respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Company, including but not limited to, all Environmental Laws and regulations. Except as set forth on Schedule 5.22 to the Disclosure Schedule, the Company has not received or entered into any citation, complaints, consent order, compliance agreements or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Company is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

                       (b) Neither the Company or any member of the Company has directly or indirectly paid or delivered any fees, commission or any money or property, however characterized, to any physician or any other party for the referral of patients to the Company or its Business or any business or operation of the Company or the members. Neither the Company or any member is in conflict with, or is in default or violation of any provision of federal or state laws or regulations relating to restrictions on physician referrals or claims for payment under the Medicare, Medicaid or other programs for the furnishing of health services, including, but not limited to, the illegal remuneration provisions of the Social Security Act and the provisions of the Omnibus Budget Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1993 restricting physician referrals.

               5.23 ABSENCE OF MATERIAL CHANGES - Except as set forth on
Schedule 5.23 to the Disclosure Schedule, from the date of the interim Financial Statements to the date hereof, the Company has not:

                       (a) incurred any material obligations or liabilities (absolute or contingent) except current liabilities incurred, and obligations under Contracts entered into, in the Ordinary Course of Business;

                       (b) discharged or satisfied any lien or encumbrance or paid any material obligation or liability (absolute or contingent) other than obligations or liabilities discharged or satisfied in the Ordinary Course of Business;

                       (c) mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its material assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                       (d) sold or transferred any of its material tangible assets or canceled any debts or claims, except in each case in the Ordinary Course of Business;

                       (e) sold, assigned, or transferred any material Intangible Rights;

                       (f) suffered any material operating or extraordinary loss or waived any right of substantial value;

                       (g) made any loan to, borrowed money from, or entered into any material contract or understanding with, any affiliate, employee, officer, or director of the Company;

                       (h) made any payment or contracted for payment of any material bonus, gratuity, or other compensation to employees, other than wages and salaries in effect as of the date of the interim Financial Statements, except wage and salary adjustments made in the Ordinary Course of Business for employees who are not officers or directors of the Company;

                       (i) had any union or labor difficulties or work stoppage;

                       (j) entered into any material transaction other than in the Ordinary Course of Business;

                       (k) entered into any leases of real or personal property; or

                       (l) received any notice of termination of any material contract, lease or other agreement;

                       (m) entered into any Contracts for which the Company expects to incur a loss from the provision of services.

               5.24 TAX RETURNS - To the best of their knowledge, the Company has duly filed, or duly received extensions for the filing, of all Tax Returns, required to have been filed by it and have paid the Taxes shown to be due on any such returns filed, except where the failure to so file would not have a Material Adverse Effect, and no waivers or extension of the statutory period of limitation within which assessments may be made have been granted with respect to any such tax return. All Tax returns of the Company have never been examined by the Internal Revenue Service. The Company is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes nor have any claims for assessment and collection been asserted against the Company. The reserves made for Taxes, governmental charges and duties on the Company's interim balance sheet are sufficient in all material respects for the payment of all unpaid Taxes, governmental charges and duties payable by the Company, attributable to all periods on or before the date of the Company's interim balance sheet and there is no basis or claim for any penalties or interest through the Closing Date. The Company shall (i) make adequate provision on its books for all taxes accruable and (ii) timely remit all withholding, 1099's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date. The Company has made available copies of all the Company's federal, state and local tax returns.

               5.25 ACCOUNTS RECEIVABLE - Except as set forth on Schedule 5.25 of the Disclosure Schedule, the accounts receivable and other receivables shown on the Financial Statements or thereafter acquired prior to the Closing Date hereof arose from bona fide transactions in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed for the Company's patients as covered by the account obligor. Since the date of the interim Financial Statements, there has been no material reduction in the accounts receivables of the Company.

               5.26 MEDICARE MATTERS - The Company is receiving payments under Titles XVIII and XIX of the Social Security Act and the Medicaid programs in each state in which it conducts business. There is no pending or to the knowledge of the Company or the Member, threatened termination of such status. The Company and the Member have no knowledge of and have not received any notice of any claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency, including without limitation, any intermediary or carrier or the Administrator of the Health Care Financing Administration with respect to any Medicare and Medicaid claims filed by or on behalf of the Company, or program compliance matters, which if adversely determined would have a material adverse effect on the Company or its Business. The Company and the Member have no knowledge of, and has not received any notice of, any validation review or program integrity review or investigation or review with respect to false claims, fraud and abuse or other violations of federal or state laws, rules and regulations respecting the Medicare and Medicaid programs or the delivery of payment for health care services, by any commission, board or agency in connection with the Medicare and Medicaid programs, including the Health Care Financing Administration, the U.S. Department of Justice or the HHS Office of Inspector General and to the knowledge of the Company or the Member, no such reviews are scheduled, pending or threatened against the Company. To the knowledge of the Company and the Member, all of the Company's Medicare and Medicare billings and collections thereof are in all respects appropriate and in compliance with all applicable federal and state laws, rules, regulations and orders and to the knowledge of the Company and the Member, there are no denials, past payment denials or recoupments pending or threatened with respect to the billings and collections, other than ordinary adjustments, modifications and disallowance of billings consistent with industry practices.

               5.27 COMPLIANCE WITH INSTRUMENTS - Except as set forth on
Schedule 5.27 to the Disclosure Schedule, the consummation of the transaction contemplated by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Company pursuant to its Articles of Organization, all amendments thereto, its Operating Agreement, any provision of law, judgment, decree, indenture, agreement or instrument to which the Company is a party or by which it is bound.

               5.28 CONTRACTS WITH PHYSICIANS, HOSPITALS, HMO'S AND THIRD PARTY PAYORS - The Disclosure Schedule contains a list of all outstanding material contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between the Company and any physician, hospital, HMO, other managed care organization or other third party payor related to the provision of medical or other services, treatments, patients, referrals or similar activities. All such agreements in all material respects are in good standing and are in full force and effect and do not violate any federal, state or local laws.

               5.29 BROKERS' COMMISSIONS - Except as set forth on Schedule 5.29 to the Disclosure Schedule, The Company has not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Company and the Member hereby agree jointly and severally to indemnify and hold harmless the Buyer and Renex from any claims for a commission, finder's or broker's fee.

               5.30 BOOKS AND RECORDS - The books of account and other records of the Company are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. Except as set forth on Schedule 5.30 to the Disclosure Schedule, the Company has no knowledge of any condition whether pending or threatened which would have a Material Adverse Effect or prevent such Business from being carried on in substantially the same manner in which it is presently carried on.

               5.31 INSPECTION OF RECORDS - The Company has made, or will make, available for inspection by Buyer full and complete information, to the extent available to the Company or the Member. concerning the Company's patients, suppliers, vendors and all aspects of the Company's Business, including complete copies of any customer, vendor, or supplier contracts.

               5.32 ENVIRONMENTAL LAWS - To the best of their knowledge, the Business and the Company are in substantial compliance with all applicable federal, state and local Environmental Laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act) and no Environmental Claim has been filed or commenced against the Company alleging any failure to comply with any such Environmental Law or regulation. To the best of the knowledge of the Company and the Member, the Company nor any of its affiliates, agents or licensees have engaged on behalf of the Business or on the Real Property in the storage, Release, holding, emission, discharge, generation, processing, disposition, handling or transportation of any substance or material designated as a Hazardous Material or medical waste in violation of any Environmental Law, ordinance or regulation. To the knowledge of the Company and the Member, there are no Hazardous Materials or medical waste at, on or in any of the Company's properties in violation of any Environmental Laws, ordinances or regulations and there is no proceeding or inquiry pending or threatened by any federal, state or local Governmental Authority with respect thereto.

         ARTICLE 6. - REPRESENTATIONS AND WARRANTIES OF BUYER AND RENEX
         --------------------------------------------------------------

               Buyer and Renex represent and warrant to the Company and Members that:

               6.1 BUYER ORGANIZATION - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Georgia and has full corporate power to carry on its business as now conducted or as contemplated following the Closing and is entitled to own or lease its properties and to carry on its business as now conducted or as contemplated following the Closing in the places where such properties are now leased, owned or operated or such business is now conducted or as contemplated following the Closing. Buyer is a wholly owned subsidiary of Renex.

               6.2 RENEX ORGANIZATION - Renex is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

               6.3 AUTHORITY - Buyer and Renex have full power and authority to enter into this Agreement. This Agreement and the Collateral Agreements executed by Buyer or Renex in connection with the Closing constitutes, or upon execution will constitute, the legal, valid and binding obligations of Renex and Buyer in accordance with these terms. No consent of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement. The consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or Renex pursuant to their respective Articles of Incorporation, By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

               6.4 CONSENTS AND APPROVALS -Except as provided on Schedule 6.4 to the Disclosure Schedule, no filing with and no Permit, authorization, consent or approval of, any public or Governmental Authority is necessary for the consummation by Renex or Buyer of the transactions contemplated by this Agreement.

               6.5 BROKERS' COMMISSIONS - The Buyer and Renex have not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Buyer and Renex hereby agree jointly and severally to indemnify and hold harmless the Company and the Member from any claims for a commission, finder's or broker's fee arising from any agreement with Buyer or Renex.

                    ARTICLE 7. - OBLIGATIONS PRIOR TO CLOSING
                    -----------------------------------------

               7.1 OPERATION OF BUSINESS - The Company and the Member agree that, from the date hereof to the Closing Date, except as set forth on Schedule
7.1 of the Disclosure Schedule or as contemplated herein to consummate the transactions set forth herein or as otherwise requested by Renex or Buyer, the Company shall conduct its Business and affairs only in the Ordinary Course of Business. In accordance therewith, except as set forth on
Schedule 7.1 of the Disclosure Schedule, the Company shall not permit (i) any adverse changes in its operating practices; (ii) dispose of assets other than in the Ordinary Course of Business; (iii) any increase in any levels of compensation or benefits of or entry into employment agreements with officers, directors or employees; (iv) grant any bonuses or other benefits to any employee, officer, director or consultant which would be assumed by Buyer; (v) declare any dividends or other distributions to the Members if such declaration or distribution shall adversely affect the operations of the Business; and (vi) any borrowing of any additional funds under existing lines of credit or otherwise.

               7.2 ACCESS TO BOOKS AND RECORDS - From and after the date hereof, the Company shall (a) afford to the officers, employees and representatives of Buyer and Renex full and free access to its assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Buyer and Renex may reasonably request, and (c) to authorize its accountants and auditors to permit Buyer's and Renex's independent public accountants and representatives to examine all records pertaining to the Company's Financial Statements and other books and records of the Company. Buyer and Renex agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain through no fault of Buyer or Renex.

               7.3 NEGATIVE COVENANTS - The Company and the Member covenant that from and after the date hereof and through the Closing Date, except as set forth on Schedules 7.1 or 7.3 of the Disclosure Schedule or as contemplated herein to consummate the transactions set forth herein or as otherwise requested by Renex or Buyer, without the prior written consent of Buyer and Renex, the Company will not:

                       (a) enter into any written or oral contract, agreement, or commitment of any type, relating to:

                                (i) contracts for the employment or compensation
of any officer, director, or individual employee;

                                (ii) contracts with any labor union;

                                (iii) continuing contracts for the future
purchase of inventory, materials, supplies, or equipment at a cost of $10,000 or more;

                                (iv) continuing contracts for future services;

                                (v) distribution or agency contracts, franchise
contracts, or advertising commitments;

                                (vi) pension, profit sharing, deferred
compensation retirement, stock option, stock purchase plans, group health insurance, or similar plans with respect to officers, directors, employees, or others;

                                (vii) leases under which the Company is a lessor
or lessee;

                                (viii) underwriting agreements or agreements
with a broker or finder;

                                (ix) consulting agreements;

                                (x) contracts for the acquisition of a business
or substantially all of the property, assets or capital stock of a business;

                                (xi) any other contract, agreement, or
commitment involving $10,000 or more.

                       (b) discharge or satisfy any lien or encumbrance or pay any material obligation or liability except in the Ordinary Course of Business;

                       (c) make any change in its Articles of Organization;

                       (d) issue any additional Membership Interests or grant options, warrants or rights of any kind to purchase any of its Membership Interests;

                       (e) mortgage, pledge or subject to any lien, charge or other encumbrance any of its material tangible or intangible assets;

                       (f) make any material payment, or enter into any contract for payment of any material bonus, gratuity or other compensation, or increase the rate or form of compensation payable to any agent or employee, except salary adjustments in the Ordinary Course of Business for employees who are not officers, directors or stockholders of the Company;

                       (g) dispose of any material items of its properties or assets except in the Ordinary Course of Business;

                       (h) incur any material indebtedness, except for operating expenses in the Ordinary Course of Business, nor allow any material adverse change to be made in its financial affairs, nor allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise;

                       (i) make any loan to, borrow any money from, or entered into any contract or understanding with, any officer, director or stockholder of the Company; or

                       (j) enter into any other material transaction, other than in the Ordinary Course of Business.

               7.4 AFFIRMATIVE COVENANTS - The Company and the Member covenant that from and after the date hereof and through the Closing Date, the Company will, except as set forth on Schedules 7.1, 7.3 or 7.4 of the Disclosure
Schedule:

                       (a) keep its properties and assets insured consistent with prior practices in respect thereto;

                       (b) perform in all material respects in the Ordinary Course of Business all of its obligations under Contracts, and documents relating to or affecting its Assets, properties and Business;

                       (c) materially preserve intact its Business, organization, and goodwill, to the end that the Buyer shall continue to operate the Assets as a going business as now constituted, until the consummation of the transaction contemplated hereunder.

               7.5 CONSUMMATION OF TRANSACTIONS - Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including satisfying the conditions to the obligations of the other party and obtaining all waivers, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement; provided that this Section 7.5 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental; and provided further that this Section 7.5 shall not require any party to take any action the result of which, in its reasonable judgment, would be to impose material limitations on its ability to consummate and retain the full benefits of the transactions contemplated hereby. The Company and the Member shall assist Buyer and Renex in securing assignments of any Contracts included in the Assets assigned hereunder; provided however, neither the Company or the Member shall have any liability to Renex or Buyer in the event the parties hereto are unable to obtain any of the consents required in Sections 4.2(c) or 4.2(d) or referred to in Schedules 5.5 or 5.6 or 5.16 of the Disclosure Schedule.

               7.6 NO NEGOTIATIONS - Except in the furtherance of the transactions contemplated hereby, prior to the Closing Date, the Company, on its own behalf and on behalf of its officers, directors, manager, members and the Member each agree that (a) neither of them nor any of their respective affiliates shall, and each of them shall direct and use its best efforts to cause its respective directors, officers, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by it or any of its affiliates) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to any merger, acquisition, consolidation, share exchange, business combination or other transaction involving, or which would result in, (i) the acquisition of a majority of the outstanding Membership Interests in the Company, or (ii) the acquisition of a majority of the assets of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform any such parties of the obligations undertaken in this Section 7.6; and (c) it shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

               7.7 DAMAGE OR DESTRUCTION OF ASSETS - In the event that any loss or damage to, or destruction of, any of the Assets shall occur prior to the Closing, Buyer shall have the option of either (a) accepting any insurance proceeds, awards, or compensation in respect of such loss, damage or destruction and proceeding with the Closing, or (b) terminating this Agreement, in which case neither Buyer nor the Company or Members shall have any further obligations or rights hereunder. Notwithstanding, if the Buyer determines to terminate the Agreement, the Company shall have the option to reduce the Purchase Price by the replacement cost of such Assets and Buyer shall not have the right to terminate the Agreement for such reason.

               7.8 COMPANY EMPLOYEES - Prior to the Closing, Buyer shall advise the Company of those employees of the Company that Buyer intends to hire following the Closing, The Company shall terminate the employment of all such employees on the day immediately prior to the Closing Date. All claims of the employees arising out of their employment by the Company before the Closing Date or termination thereof whether or not hired by Buyer shall be the sole liability of the Company and the Company and Members will jointly and severally indemnify and hold the Buyer harmless from all claims or damages arising therefrom. The Company will directly pay all terminated employees, including any employees thereafter hired by the Buyer for earned and unused vacation if applicable, in accordance with the Company's prior practices; provided however, Renex shall not require the Company to pay any such terminated employees any severance.

               7.9 ACCESS TO RECORDS - Following the Closing, Buyer and Renex shall permit the Company or the Member to have full access to the records, business and medical, of the Company that are being transferred to Buyer pursuant hereto at reasonable times and on reasonable notice, as may be required by the Company or the Member in connection with taxation matters, defending or prosecuting claims relating to the operation of the Business prior to Closing, as required in the course the Member's ongoing medical practice, and for other reasonable purposes.

               7.10 LEASES FOR FACILITIES -At the Closing, the Company as landlord and the Buyer as tenant will enter into four (4) leases, pursuant to which the Company will lease to Buyer the real property and improvements therein of each of the clinics being purchased by Buyer. Renex will guarantee all four
(4) leases. Such leases shall be for a period of ten (10) years each at the rate of $14 per square foot on a gross basis, adjusted annually for any increase or decrease in the consumer price index. The obligations of Buyer shall be absolute under the leases and shall not be subject to setoff, and performance of Buyer's obligations thereunder may not be withheld to offset against any amounts due or believed to be due Renex or Buyer by the Company or the Member. Buyer would be responsible for maintenance, utilities and non-structural repairs for the interior and the leasehold improvements. The Company shall be responsible for payment of the real estate taxes and insurance and shall make any structural repairs to the respective premises, including repairs to the roof, plumbing, exterior walls and electrical and mechanical systems. The Buyer shall be responsible for routine maintenance of the plumbing, electrical, and HVAC systems. The form of the leases shall be substantially in the form attached as Exhibit "7.10" to the Disclosure Schedule.

                ARTICLE 8. - CONDITIONS PRECEDENT TO THE CLOSING
                ------------------------------------------------

               8.1 CONDITIONS TO OBLIGATIONS OF BUYER AND RENEX- The obligations of Buyer and Renex to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                       (a) PROPERTIES INTACT - Subject to the provisions of
Section 7.7 herein, no material properties or Assets of the Company shall have suffered any destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or affecting in a material and adverse way the conduct of the Business of the Company.

                       (b) REPRESENTATIONS AND WARRANTIES - The representations and warranties made by the Company and Member in Article 5 hereof shall not be fraudulent as of the Closing Date.

                       (c) TITLE TO ASSETS -The Company and the Member shall have not materially misrepresented the Company's ability to deliver title to the Assets.

                       (d) AUTHORIZATION OF AGREEMENT BY THE COMPANY - All actions of the Company's Members, necessary to authorize the execution, delivery and performance of this Agreement by the Company shall have been duly and validly taken.

                       (e) NO LITIGATION - No claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, Renex, the Company or Members which, in the opinion of counsel for Buyer, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the property, assets and Business of the Company would be materially affected.

                       (f) NO LIENS - Buyer shall have received a payoff letter from NationsBank to the effect that upon receipt by NationsBank of an amount to be specified therein from the Purchase Price, it will release its liens on the Assets .

                       (g) MEDICAL DIRECTOR'S EMPLOYMENT AGREEMENT - MARK G. WOOD, M.D. shall have entered into a new Medical Director's employment agreement with the Company as Medical Director as required in Section 4.2(j) hereof.

               8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND MEMBER - The obligations of the Company and the Member to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

                       (a) REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Buyer and Renex herein shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date. The covenants of Buyer and Renex contained herein shall not have been breached in any material respects as of the Closing Date, and Buyer and Renex shall have delivered to the Seller certificates to such effect signed by duly authorized officers of Buyer and Renex.

                       (b) PERFORMANCE BY BUYER AND RENEX - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Renex on or before the Closing Date shall have been complied with and performed.

                       (c) NATIONSBANK APPROVAL - The Company shall have obtained the consent of NationsBank to the transaction contemplated herein and to the buy out by the Member or the Company of the membership interest of medical Services investors L.P. in the Company out of the proceeds of this transaction at Closing and to the release of the NationsBank security interest in the Assets.

                       (d) CONSENT OF MEMBERS - The Company shall have obtained the consent of all of its members of the transaction contemplated herein and to the redemption or transfer of the membership interest of Medical Services Investors L.P. in the Company.

                       (e) CONSENTS AND APPROVALS - No other consent, approval, authorization or order of any individual, entity, court or governmental agency or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transaction contemplated by this Agreement.

                      ARTICLE 9. - POST-CLOSING OBLIGATIONS
                      -------------------------------------

               9.1 SURVIVAL OF THE CLOSING - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, Renex, Members and the Company, and shall survive the Closing for period of one year from the Closing Date.

               9.2 FURTHER ASSURANCES - Following the Closing, each of the Company , Members, Renex and Buyer shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

               9.3 INDEMNIFICATION BY THE COMPANY AND THE MEMBER - The Company and the Member jointly and severally agree to indemnify, reimburse and hold Buyer and Renex harmless against and from:

                       (a) All Damages suffered, incurred, or sustained by Buyer or Renex as a result of (i) the existence on or before the Closing Date of any liabilities, absolute or contingent, of the Company which were not paid by the Company other than such liabilities assumed by Buyer; (ii) the material untruth of any representation or the material breach of any warranty made in this Agreement; (iii) the material untruth of any certificate required under this Agreement to be delivered by the Member or the Company to Buyer or Renex on the Closing Date; (iv) the material breach of this Agreement by the Company or the Member; and (v) any liabilities arising out of any COBRA violations by the Company.

                       (b) Buyer and Renex shall give the Company and the Member prompt notice of any claim to indemnification it may wish to assert pursuant to this Article 9 as soon as reasonably practicable. Before being required to make any payments pursuant to this Section 9.3, the Company and the Member may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement reasonably satisfactory to Buyer and themselves. Buyer and Renex shall cooperate fully with the Company and the Member in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior agreement with the Company and the Member.

                       (c) Upon the payment to Buyer or Renex by the Company and the Member of any amount which Buyer or Renex is entitled to receive by way of indemnification under this Section 9.3, Buyer and Renex shall forthwith assign to the Company and the Member all of their right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                       (d) In the event that the Company and the Member shall dispute the right of Buyer or Renex to be indemnified under this Section 9.3, or any item with respect to which Buyer or Renex shall so request indemnification, or if the Company and the Member shall dispute the amount which Buyer or Renex shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Atlanta, Georgia, in accordance with the rules then in effect of the American Arbitration Association.

                       (e) Buyer and Renex agree that they shall not be entitled to and shall not seek indemnification under this Section 9.3 on account of any Damages or other liabilities, loss damage, injury or claim hereunder until the aggregate amount thereof exceeds twenty-five thousand dollars ($25,000) (the "Minimum Aggregate Amount") at which time claims may be asserted for the excess of such claims over the Minimum Aggregate Amount but only up to the aggregate amount of two million two hundred twenty-five thousand dollars ($2,225,000) (the "Maximum Amount"). Neither the Buyer or Renex shall be entitled to make any claim for indemnification under this Section 9.3 unless such claim is made in writing with reasonable specificity prior to the expiration of one year following the Closing Date. Claims not made in such a manner on or before such date shall be forever barred. To the extent any claim for indemnification is paid by the Company and or the Member, and Renex or Buyer is reimbursed by insurance or third party reimbursement, such amounts recovered by Buyer and or Renex shall be paid to the Company or the Member but only to the amount of the payment made by the Company or the Member , as the case may be.

               9.4 INDEMNIFICATION BY THE BUYER AND RENEX - The Buyer and Renex jointly and severally agree to indemnify, reimburse and hold the Company and the Member harmless against and from:

                       (a) All Damages suffered, incurred, or sustained by the Company or the Member; (i) the material untruth of any representation or the material breach of any warranty made in this Agreement by Renex or Buyer; (ii) the material untruth of any certificate required under this Agreement to be delivered by the Buyer or Renex to the Company or the Member on the Closing Date; (iii) the material breach of this Agreement by the buyer or Renex; and
(iv) any claim against the Company or the Member relating to any expenses incurred by the Buyer or Renex arising from the operation of the Business following the Closing Date (including claims arising from the leases and contracts assumed by the Buyer and Renex).

                       (b) The Company and the Member shall give the Buyer and Renex prompt notice of any claim to indemnification it may wish to assert pursuant to this Article 9 as soon as reasonably practicable. Before being required to make any payments pursuant to this Section 9.4, the Buyer and Renex may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement reasonably satisfactory to the Company and themselves. The Company and the Member shall cooperate fully with the Buyer and Renex in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior agreement with the Buyer and Renex.

                       (c) Upon the payment to the Company and the Member by the Buyer and Renex of any amount which the Company or the Member is entitled to receive by way of indemnification under this Section 9.4, the Company and Renex shall forthwith assign to the Buyer and Renex all of their right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                       (d) In the event that the Buyer and Renex shall dispute the right of the Company to be indemnified under this Section 9.4, or any item with respect to which the Company or the Member shall so request indemnification, or if the Buyer or Renex shall dispute the amount which the Company or the Member shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Atlanta, Georgia, in accordance with the rules then in effect of the American Arbitration Association.

                       (e) The Company and the Member agree that they shall not be entitled to and shall not seek indemnification under this Section 9.4 on account of any Damages or other liabilities, loss damage, injury or claim hereunder until the aggregate amount thereof exceeds the Minimum Aggregate Amount at which time claims may be asserted for the excess of such claims over the Minimum Aggregate Amount, but only up to the Maximum Amount. Neither the Company or the Member shall be entitled to make any claim for indemnification under this Section 9.4 unless such claim is made in writing with reasonable specificity prior to the dates of the expiration of one year following the Closing Date or one year following the conduct that gives rise to the claim. Claims not made in such a manner on or before such date shall be forever barred. To the extent any claim for indemnification is paid by the Buyer and/or Renex, and the company or the Member is reimbursed by insurance or third party reimbursement, such amounts recovered by the company or the Member shall be paid to the Buyer or Renex but only to the amount of the payment made by the Buyer or Renex , as the case may be.

               9.4 EXCLUSIVE REMEDY - Notwithstanding any other provision of this Agreement and except for the remedies provided in Section 9.5 or 9.7 herein, a claim pursuant to Section 9.3 (with respect to the Buyer and Renex and any person or entity claiming through either of them) or Section 9.4 (with respect to the Company or the Member or any person or entity claiming through either of them) shall be the sole and exclusive remedy of an aggrieved party or any person or entity claiming through a party for any and all Damages or other liability, loss, damage, injury or claim arising under or related to this Agreement (other than claims arising due to actions or failures to act after Closing under the Leases or the Medical Director's Employment Agreement, for which claims the aggrieved party shall be entitled to whatever remedies are available to such party under those contracts or under law).

               9.5 NON-COMPETITION AGREEMENT - The Company and the Member hereby agree as follows:

                       (a) The Company and Member will not, for a period of ten
(10) years from the Closing Date without the prior written consent of Buyer, be an employee, independent contractor, agent, director, stockholder or owner (except of not more than one percent (1%) of the securities of a publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of hemodialysis treatments or peritoneal dialysis services and supplies whether in an out-patient facility, in the patient's home or in a hospital in any county in which the Company presently operates a dialysis clinic or provides dialysis treatments, services or supplies or any county which is contiguous to such county.

                       (b) The Company and Member covenant and agree that for a period of ten (10) years from the Closing Date without the prior written consent of Buyer, it will not contact, call upon, solicit business from, sell or render services to any patient of the Business with respect to the provision of any dialysis treatments, services or supplies similar to the Business or otherwise directly or indirectly aid or assist any other person, firm or entity to do any of the aforesaid acts, except on behalf of the Buyer or its subsidiaries or affiliates.

                       (c) The Company and the Member covenant and agree that for a period of ten (10) years from the Closing Date without the prior written consent of Buyer, it will not directly or indirectly as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for itself or on behalf of any business firm, corporation, partnership, association or proprietorship solicit, or directly or indirectly cause others to solicit, the employment of any person that is at that time an officer or other employee of the Buyer, Renex or any of their subsidiaries and affiliates for the purpose of causing said officer or employee to terminate employment with the Buyer, Renex or their subsidiaries and affiliates.

                       (d) It is recognized and acknowledged by the parties hereto that a breach, threatened breach, or violation by the Company and Member of any of the covenants and agreements contained in Section 9.6 may cause irreparable harm and Damage to the Buyer and the Business in a monetary amount which may be impossible to ascertain. The Company and Members agree that the Buyer and Renex shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.6 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or Renex may possess hereunder at law or in equity.

                       (e) Nothing herein shall prohibit or limit Member in the practice of medicine as he currently so practices, including the treatment of renal patients; provided that as part of the practice of medicine, Member does not provide dialysis treatments or sale of services and/or supplies used in the provision of dialysis treatments.

               9.6 PUBLICITY - Neither the Company or the Members shall issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by Buyer. Renex and the Buyer shall not make any public release or announcement of the transaction, unless in form and substance reasonably acceptable to Member. In any filings with the Securities and Exchange Commission (the "SEC"), Renex shall endeavor to take advantage of the right to omit the Disclosure Schedule and all exhibits thereto as permitted in item 601 of Regulation S-K and, unless required by law, shall not file copies of the Medical Director Agreements or the leases with the SEC. If Renex is required to file the Medical Director Agreement and/or leases, prior thereto, Renex shall submit a confidentiality request regarding such items with the SEC and use its best efforts to pursue such confidentiality request with the SEC.

               9.7     CONFIDENTIALITY -

                       (a) As a material inducement for the parties to enter into this Agreement, the Company and the Member agree that they shall not at any time following the date of this Agreement, divulge, furnish or make accessible to anyone, without the Buyer's prior written consent, any knowledge or information with respect to any aspect of the Business, including but not limited to: the Company's costs; fees or models; physician or patient names; provider names; referral sources; addresses and telephone numbers of patients and referral sources; billing procedures, prices and terms; its business techniques, computer programs and printouts; identity of prospective patients, providers or referral sources; information disclosed by the Company's patients to the Company; or other information concerning the Business or its employees. All such information shall be considered confidential and proprietary. The Company and the Member agree and recognize that following the Closing Date all records; patient lists; provider lists; referral lists; material cost data; fees or models; files and correspondence with patients, referral services, physicians, and providers of services; computer printouts relating to such matters; contracts; reports; notes; business plans; compilations of other recorded matter; and copies or reproductions thereof, relating to the Business and activities will be the exclusive property of the Buyer. All of such information, if disclosed by the Company or the Member, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law..

                       (b) This Section 9.7 shall not apply to information which is or becomes public knowledge through no fault of the Company or the Member. In the event of a breach of the provisions of this Section 9.7, the Company and the Member agree that the Buyer and Renex shall be entitled to the remedies set forth in Section 9.5(d) above and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or Renex may possess hereunder at law or in equity.

               9.8 COLLECTION OF RECEIVABLES - Following the Closing, if the Company or the Member receive any payment or funds (whether collection of receivables, refunds, rebates, reimbursements or payments for services rendered or products provided) that relate to the operation of the Business following the Closing Date, to which Buyer or Renex is entitled, the Company and/or the Member receiving same shall immediately forward such payments or funds to Buyer. Following the Closing, if the Buyer or Renex receive any payment or funds (whether collection of receivables, refunds, rebates, reimbursements or payments for services rendered or products provided) that relate to the operation of the Business prior to the Closing Date, to which the Company is entitled, the Buyer and/or Renex receiving same shall immediately forward such payments or funds to the Company. In the event such payments relate solely to amounts payable to a party other than the recipient, such checks and all accompanying documentation shall be forwarded immediately to the appropriate party without being deposited by the party initially receiving the instrument and to the extent necessary properly endorse any such instruments evidencing such payments in favor of the intended recipient. If any instrument received by a party relates to funds due both the Company and the Buyer, the party receiving the instrument shall deposit such instrument and promptly remit the amount due the other party immediately upon clearance of funds. Such payment shall be held in trust until disbursement.

               9.9 ACCESS TO BOOKS AND RECORDS - From and after the Closing Date hereof, the Company shall use its best efforts to (a) afford to the officers, employees and representatives of Buyer and Renex full and free access to its assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Buyer and Renex may reasonably request, and (c) to authorize its accountants and auditors to permit Buyer's and Renex's independent public accountants and representatives to examine all records pertaining to the Company's Financial Statements and other books and records of the Company.

                           ARTICLE 10. - MISCELLANEOUS
                           ---------------------------

               10.1 COSTS AND EXPENSES - Except as otherwise provided herein in this Agreement, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

               10.2 REMEDIES - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

               10.3 DISCLOSURE SCHEDULE - The Disclosure Schedules shall in each instance, include the Schedules and the Exhibits referred to herein and therein. The Disclosure Schedules shall be deemed an integral part hereof and are incorporated herein by this reference. Matter and items listed or disclosed herein or in any disclosure Schedule shall be deemed disclosed or listed for all purposes of this Agreement without necessity or relisting disclosing such item or matter in all applicable schedules

               10.4 ATTORNEYS' FEES - In the event of any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees and costs actually incurred (including any fees and costs actually incurred and paid in Appellate proceedings) against the losing party.

               10.5 RISK OF LOSS - Prior to the Closing, except as provided in
Section 7.7, the risk of loss, damage to, or destruction of any assets of the Company shall remain with the Company.

               10.6 ASSIGNMENT AND AMENDMENT OF AGREEMENT - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party. This Agreement may not be amended except by written agreement executed by all of the parties hereto.

               10.7 NOTICES - Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

              If to Buyer or Renex:    RENEX CORP.
                                       2100 Ponce de Leon Boulevard, Suite 950
                                       Coral Gables, Florida 33134
                                       Attention: James P. Shea, President

              Copy to:                 Wallace, Bauman, Fodiman & Shannon, P.A.
                                       2222 Ponce de Leon Boulevard, 6th Floor
                                       Coral Gables, Florida 33134
                                       Attention:  Bryan W. Bauman, Esq.

              If to the Company        SOUTH GEORGIA DIALYSIS SERVICES, LLC.
              or the Members:          300 West Jackson Street
                                       Thomasville, Georgia 31792
                                       Attention:  Mark G. Wood, M.D., President

              Copy to:                 William V. Bryant
                                       P.O. Box 52367
                                       Atlanta, Georgia 30305

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

             10.8 ENTIRE AGREEMENT - This Agreement, together with the Disclosure Schedule, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, disclosures, understandings, negotiations and discussions, whether oral or written of the parties. No other agreement not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties. No officer or employee of any party has any authority to make any representation or promise not contained in this Agreement and each of the parties agrees that it has not executed this agreement in reliance upon any such representation or promise.

             10.9 WAIVER - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

             10.10 GOVERNING LAW - This Agreement shall be construed in accordance with the laws of the State of Georgia.

             10.11 COUNTERPARTS - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.12 CAPTIONS - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.13 SUCCESSORS AND ASSIGNS - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

             10.14 INTERPRETATION - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

             10.15 SEVERABILITY - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

             10.16 RIGHTS OF THIRD PARTIES - Except as may otherwise be specifically provided in this Agreement, nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective Members, any rights or remedies under or by reason of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

                     RENEX DIALYSIS CLINIC OF SOUTH GEORGIA,
                     INC., a Georgia corporation


                     By:   /s/ James P. Shea
                         -------------------------------------
                                JAMES P. SHEA, President


                     RENEX CORP., a Florida corporation


                     By:    /s/ James P. Shea
                         -------------------------------------
                                JAMES P. SHEA, President

                     SOUTH GEORGIA DIALYSIS SERVICES, LLC.,
                     a Georgia limited liability company

                     By:   /s/ Mark G. Wood
                         -------------------------------------
                                   MARK G. WOOD, Manager

                            /s/ Mark G. Wood
                         -------------------------------------
                                   MARK G. WOOD, M.D.











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